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                                                                      Exhibit 99

February 20, 2004


Dear Shareholder,

The Board of Directors of CIB Marine Bancshares, Inc. is committed to keeping you informed about the status of the Company, including our review of certain credit quality issues and related matters.

On November 18, 2003, the Company reported that it was undertaking a review of the adequacy of its allowance for loan losses and expected a significant provision to the allowance, and a net loss, for the quarter and nine months ended September 30, 2003. This review resulted from regular examinations at certain of the Company's subsidiary banks by banking regulators and a deterioration in the credit quality of the Company's loan portfolio, including a significant increase in non-performing loans. A net loss will also result for the year ended December 31, 2003.

A Special Review Committee of the Board has been formed to further review these items and has engaged outside advisors to conduct an independent review of loan related matters. The full extent of the Company's net loss for 2003, however, cannot be determined until completion of our review. In addition, the Company now believes that banking regulators will place restrictions on certain of the operations of the organization. These restrictions will be in addition to those imposed on CIB Bank - Chicago under the memorandum of understanding now in effect.

Although we cannot predict the timing or extent of any restrictions, the Company has begun to take action to address the deterioration of the loan portfolio and the resulting impact on our earnings capacity and capital position. An Executive Committee of the Board of Directors has been formed to ensure that these issues have the full attention of the highest levels of our organization.

We would like to make you aware of several of the actions that the Company has taken to date. The Board of Directors will continue to evaluate additional measures, as necessary, to strengthen the Company and its subsidiary banks.

COMPANY MANAGEMENT

Several changes have occurred in the Company's management.

o J. Michael Straka has retired as President and Chief Executive Officer of CIB Marine Bancshares, Inc. Mr. Straka has been named to the new position of Vice Chairman of the Board of Directors, where his responsibilities will include maintaining relationships with shareholders and major customers, and facilitating the eventual transition to his successor. The Board of Directors is conducting a comprehensive search to fill the position of President and Chief Executive Officer.


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o    Michael J. Miller has joined the CIB Marine management team as Executive
     Vice President and Chief Lending Officer. With 27 years of banking experience at U.S. Bank and Bank One, Mr. Miller is responsible for directing the commercial lending activities of the organization.

o Margaret A. Incandela has been named Senior Vice President and Chief Credit Officer and will focus on further developing and strengthening our credit department. Ms. Incandela has 17 years of commercial banking experience with institutions such as Banco Popular North America and Compass Bank.

o Stephen C. Bonnell, our previous Chief Credit Officer, has been assigned new responsibilities within the credit department.

o Our Senior Lender at CIB Bank - Chicago has been placed on administrative leave. We plan to name an interim replacement to assume this responsibility in the near future.

CREDIT POLICIES AND PROCEDURES

We have also taken a number of steps to improve the Company's credit underwriting procedures, including enhancements to our loan approval processes. These enhancements include the restructuring of our Executive Loan Committee and our banks' Large Loan Committees, and a requirement that all loans over $1.0 million be approved by the applicable bank's Large Loan Committee.

In addition, we have improved our credit monitoring and risk rating procedures through the establishment of an Early Identification/Warning process. This process is designed to enhance the prompt identification, evaluation and monitoring of weak credits. We also have implemented a loan grade certification program requiring a quarterly or more frequent assessment and certification of portfolio risk ratings.

ASSET MANAGEMENT

While we are taking action to significantly reduce the level of both performing and non-performing loans, we remain committed to providing credit to customers who meet an appropriate risk profile. These actions are expected to result in an improvement in the quality of our balance sheet and capital position.

EXPENSE CONTROL

Because the credit quality issues impact profitability, expenses must be tightly controlled. We are asking all levels of the organization to make sacrifices to improve our cost structure.

o Effective March 1, 2004, executive management of CIB Marine and the Presidents of its subsidiaries have determined to take a salary reduction.

o    Current salary levels have been frozen for other employees.

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o    The hiring of new employees, including replacements for vacant positions, has been significantly restricted.

o ESOP contributions and 401(k) matching contributions will be suspended, and the 2004 bonus plan is being reviewed.

o Capital expenditures and expenses for seminars, travel, meals and entertainment will be significantly curtailed.

The Company will periodically re-evaluate the impact of these expense controls. As our situation improves, we intend to reinstate some or all of the salary and benefit cuts in order to attract and retain quality employees.

We understand that these are challenging times, and ask for your continued patience and support as we work to resolve outstanding issues. We are confident that our actions will result in a stronger CIB Marine in the future. We remain committed to providing the highest quality banking services and to keeping you informed of future developments.


Sincerely,


The Board of Directors




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This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. CIB Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, including the captioned "Forward Looking Statements", and other periodic reports to the SEC contain information about factors that could affect actual results.
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